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                                                                    EXHIBIT 4.04

           Terms of Registration Rights Granted to Former Shareholders
                         of Oak Grove Technologies, Inc.

7.4      Registration Rights

                  (a) If, at any time after the Effective Time, the Purchaser shall file a registration statement with the SEC which in form is suitable for inclusion of shares of Purchaser Common Stock received by the Shareholders as consideration for the Merger, the Purchaser shall so notify each Shareholder. In such event, each Shareholder may include (only once) up to twenty percent (20%) of his or her shares of Purchaser Common Stock received in the Merger in such registration statement (the "Registration Statement") by completing and signing the Purchaser's notification form and returning it within ten days of the date of the notice, and thereafter taking such other related actions as the Purchaser reasonably shall request; provided, however, that the foregoing right to have shares included in any such Registration Statement shall (i) be subject to cutback in the discretion of the managing underwriter in the case of an underwritten offering; and (ii) expire if and when all of such Shareholder's shares of Purchaser Common Stock received in the Merger may be sold during a single three-month period under Rule 144 promulgated under the Securities Act.

                  (b) Notwithstanding subsection (a) above, the Purchaser shall not be required to take any action with respect to the filing or the declaration or continuation of effectiveness of the Registration Statement following notice to the Shareholders from the Purchaser (a "Suspension Notice") of the existence of any state of facts or the happening of any event (including without limitation pending negotiations relating to, or the consummation of a transaction) or the occurrence of any event which in the opinion of the Purchaser might require additional disclosure of material, non-public information by the Purchaser in the Registration Statement as to which the Purchaser believes it has a bona fide business purpose for preserving confidentiality or which renders the Purchaser unable to comply with the published rules and regulations of the SEC promulgated under the Securities Act or the Exchange Act, as in effect at any relevant time. Upon receipt of a Suspension Notice from the Purchaser, the Shareholders will forthwith discontinue disposition of all such shares pursuant to the Registration Statement until receipt from the Purchaser of copies of prospectus supplements or amendments prepared by or on behalf of the Purchaser, together with a notification that the Suspension Notice is no longer in effect, and, if so directed by the Purchaser, the Shareholders will deliver to the Purchaser all copies in their possession of the prospectus covering such shares current at the time of receipt of any Suspension Notice.

                  (c) Expenses of Registration. All expenses incurred in connection with the registration pursuant to this Section 7.4 shall be borne by the Purchaser, except that all selling discounts and commissions (if any) and stock transfer taxes applicable to the shares covered by the Registration Statement and all fees and disbursements of counsel for the Shareholders relating thereto shall be borne by the Shareholders.

                  (d) Transfer of Registration Rights. The registration rights in this Section 7.4 are not transferable by any Shareholder.